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                                  Exhibit 23.2




                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of
Stonepath Group, Inc.

We consent to the use of our report dated April 30, 1999, relating to the consolidated balance sheet of Net Value Holdings, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the two years then ended included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ LJ SOLDINGER ASSOCIATES

Arlington Heights, Illinois
October 2, 2000